SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: (Date of Earliest Event Reported) December 13, 2004

PANHANDLE ROYALTY COMPANY

(Exact name of registrant as specified in its charter)

OKLAHOMA (State of Incorporation)	0-9116 (Commission File) Number	73-1055775 (I.R.S. Employer Identification No.)

Grand Centre Suite 210, 5400 North Grand Blvd., Oklahoma City, OK 73112

(Address of principal executive offices)

Registrant’s telephone number including area code: (405) 948-1560

Panhandle Royalty Company
FORM 8-K
December 16, 2004

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

     This Form 8-K contains the Company’s fiscal year ended September 30, 2004, earnings release, dated on December 13, 2004.

OKLAHOMA CITY, OK— PANHANDLE ROYALTY COMPANY (AMEX-PHX ) today reported its second consecutive record setting fiscal year. Financial results for fiscal 2004, ending September 30th, were revenues of $24,606,609 and net income of $6,729,825 or $1.59 per share. These were increases of 9.6% and 12.9% respectively from fiscal 2003, the previous record year. Pre-tax, income was $9,792,825 or 39.8% of total revenue. As previously reported, the unaudited and undiscounted estimated future cash flow from proven oil and gas reserves was a new record at $148,607,000 or a 28.4% increase during the year. Total assets were up 9.7% to $54,186,362 and shareholder equity increased 27.4% to $28,700,515. The increase in revenue and reserve value was primarily a function of oil and gas price with the average price received being $35.89 per barrel and $5.03 per MCF which were increases of 22.5% and 5% respectively. Year-end oil and gas price used to determine estimated future cash flow from proven oil and gas reserves was $44.68 per barrel and $5.42 per MCF. A total of 18 cents per share were paid in dividends during the year compared to 14 cents per share in fiscal 2003 after adjusting for the April 2004 two-for-one stock split. Total amount paid for dividends at $752,152 was the most ever paid by the Company in a fiscal year and equates to 11.2% of 2004 net income.

Costs and expenses for the fiscal year were up 3.4% to $14,813,784. Cash flow from operations grew 17.5% to $15,515,300. Capital expenditures for oil and gas activities increased 19% to $10,946,471. At year-end, the Company had a revenue interest in 5,022 producing oil and gas wells with an additional 78 drilling or testing for completion over year-end. Approximately 81% of the producers are classified as gas wells.

H W Peace II, Company President and CEO stated:

     “Fiscal 2004 was a year where Panhandle was able to grow into a higher level of activity. This was created by the purchase of Wood Oil Company in 2001, higher oil and gas pricing and substantial fee mineral ownership in active and expanding drilling areas. Though PHX still remains a non-operator, we are not only participating with our minerals as a working interest we are now actively attempting to add to those interests by acquiring leasehold in selective high impact drilling and potential reserve areas. The creation of a new Vice President, Chief Operating Officer position at mid-year filled by Ben Hare will allow us to sustain and further increase this growth in future years. Higher oil and gas prices have also allowed us to accelerate payment of principal on our debt by paying down $4,150,000 along with $488,097 in interest. This reduced our debt by about 30% in one year. The fiscal 2005 drilling budget has been increased to $12,250,000 with the intention being to continue enlarging working interest in individual wells from last year’s 3 to 5% average to an 8 to 10% average in the next five

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Panhandle Royalty Company
FORM 8-K
December 16, 2004

years. We intend to pay off current debt completely in the next 3 years. However, should we be successful in a future acquisition, we may again utilize new debt. We strive to continue reducing our G&A to revenue ratio, as we have been doing annually, from this year’s 12.3% to below 10%. We are pleased to report that last year’s after tax net income equates to $420,000 per Company employee.”

	YEAR ENDED SEPTEMBER 30,
	2004	2003 (A)
Revenues	$24,606,609	$22,456,038
Costs and Expenses	$14,813,784	$14,323,916
Net Income	$6,729,825	$5,961,622
Cash provided by Operating Activities	$15,515,300	$13,198,368
Average Shares Outstanding — Diluted	4,228,801	4,207,426
Diluted Earnings per Share	$1.59	$1.42
Dividends paid per Share	$0.18	$0.14
Barrels of Oil Sold	114,986	112,746
Average Sales Price per Barrel	$35.89	$29.30
MCF of Gas Sold	3,863,277	3,926,124
Average Sales Price per MCF	$5.03	$4.79

(A)	Share and per share data restated for 2-for-1 stock split in April 2004

Forward-looking statements for 2005 and later periods are made throughout this document. Such statements represent estimates of management based on the Company’s historical operating trends, its proved oil and gas reserves and other information currently available to management. The Company cautions that the forward-looking statements provided herein are subject to all the risks and uncertainties incident to the acquisition, development and marketing of, and exploration for oil and gas reserves. These risks include, but are not limited to oil and natural gas price risk, environmental risk, drilling risk, reserve quantity risk and operations and production risks. For all the above reasons, actual results may vary materially from the forward-looking statements and there is no assurance that the assumptions used are necessarily the most likely to occur.

Panhandle Royalty Company (AMEX-PHX) is a publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the American Stock Exchange under the symbol PHX. The Company’s office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas and 19 other states.

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Panhandle Royalty Company
FORM 8-K
December 16, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANHANDLE ROYALTY COMPANY
/s/ Michael C. Coffman
DATE: December 16, 2004	Michael C. Coffman, Vice President
Chief Financial Officer, Secretary & Treasurer

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